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                             [LETTERHEAD OF KPMG]


                       Independent Accountants' Consent


The Board of Directors
Gemstar International Group Limited

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Nos.333-77391, 333-05304, 333-06886) on Form S-8 of Gemstar International Group Limited of our report dated May 9, 1999, with respect to the consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report is included in Gemstar International Group Limited's Annual Report on Form 10-K for the year ended March 31, 1999.


/s/ KPMG LLP

Los Angeles, California
February 9, 2000